                                Exhibit (e)(5)
                       Privacy/Joint Marketing Addendum
                            Dated November 1, 2000
                                      To
                              Dealer's Agreement
                            Dated November 11, 1995
                    Between The One Group Services Company
                                      And
                        Banc One Securities Corporation



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


                                             Joint Marketing/Privacy Addendum to
                                                  The One Group Services Company
                                                              Dealer's Agreement


     Joint Marketing/Privacy Addendum ("Addendum") made as of the 1st day of November, 2000, among Banc One Securities Corporation ("BOSC"), The One Group Services Company ("TOGSC") and One Group Mutual Funds ("One Group") to a Dealer's Agreement between BOSC and TOGSC dated November 6, 1995.

     WHEREAS, One Group is a diversified, open-end management investment company registered under the Investment Company Act of 1940;

     WHEREAS, BOSC is an affiliate of Banc One Investment Advisors Corporation and One Group Administrative Services, Inc., the investment adviser and administrator, respectively, for One Group;

     WHEREAS, BOSC is registered as a broker-dealer with the Securities and Exchange Commission and is a member in good standing of the National Association of Securities Dealers;

     WHEREAS, TOGSC is an affiliate of BISYS Fund Services, Inc. and the distributor for One Group;

     WHEREAS, TOGSC is registered as a broker-dealer with the Securities and Exchange Commission and is a member in good standing of the National Association of Securities Dealers;

     WHEREAS, a significant number of the shareholders of One Group also are customers of BOSC and the customers of BOSC represent important potential purchasers of shares of One Group; and

     WHEREAS, One Group and TOGSC desire to market One Group's products and services, including One Group Fund Direct IRA and 403(b) retirement plans, to customers of BOSC;

     NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

  1. Services. BOSC shall provide to One Group and TOGSC, and One Group and
  -----------
     TOGSC shall provide to BOSC, the services described in Schedule A attached hereto.

  2. Term. This Addendum shall become effective on the date first written above
  -------
     and shall continue for so long as the Dealer's Agreement between BOSC and TOGSC remains in effect. This Addendum shall bind and inure to the benefit of the successors and assigns of



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


     the parties. The obligation to maintain confidentiality under paragraph 3 shall survive the termination of this Addendum.

  3. Confidentiality. To carry out the purposes of this Addendum, BOSC, One
  ------------------
     Group and TOGSC may provide to each other information, or access to information, about their customers ("Customer Information") including, but not limited to, nonpublic personal information such as a customer's name, address, telephone number, account relationships, account balances and account histories. All information, including Customer Information, obtained pursuant to this Addendum by One Group, TOGSC or BOSC shall be considered confidential information.

     Neither One Group, TOGSC nor BOSC shall disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Addendum, including its use under sections 248.14 and 248.15 of Regulation S-P (17 CFR 248.1 - 248.30) in the ordinary course of carrying out the purposes of the Dealer's Agreement.

     BOSC, One Group and TOGSC shall:

     a) Limit access to Customer Information which is obtained pursuant to this Addendum to employees who have a need to know such Customer Information to effect the purposes of this agreement;

     b) Employ their best efforts to safeguard and maintain the confidentiality and security of Customer Information which is obtained pursuant to this Addendum; and

     c) Use Customer Information obtained pursuant to this Addendum only to carry out the purposes for which the Customer Information was disclosed and for no other purpose.


         Neither One Group, TOGSC nor BOSC shall directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in
         Section 248.12 of Regulation S-P.


  4. Headings. Paragraph headings in this Addendum are included for convenience
  -----------
     only and are not to be used to construe or interpret this Agreement.

  5. Governing Law. This Addendum shall be governed by, and provisions shall be
  ----------------
     construed in accordance with, the laws of the State of Ohio.

  6. Limitation of Responsibility. The names "One Group(R) Mutual Funds" and
  -------------------------------
     "Trustees of One Group Mutual Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all



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   amendments thereto so filed or hereafter filed. The obligations of "One Group
   Mutual Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                 BANC ONE SECURITIES CORPORATION

                                 By: /s/ Kevin Z. Martin
                                     ------------------------------
                                 Title:  Chief Financial Officer


                                 ONE GROUP MUTUAL FUNDS

                                 By: /s/ Mark A. Beeson
                                     ------------------------------
                                 Title:  President


                                 THE ONE GROUP SERVICES COMPANY

                                 By: /s/ Mark S. Redman
                                     ------------------------------
                                 Title:  President



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                                  SCHEDULE A
                    TO THE JOINT MARKETING/PRIVACY ADDENDUM
                                     AMONG
                       BANC ONE SECURITIES CORPORATION,
                            ONE GROUP MUTUAL FUNDS
                                      AND
                        THE ONE GROUP SERVICES COMPANY



                                   SERVICES


BOSC, One Group and TOGSC shall provide one another the following services:

(1)  Assist in the preparation and implementation of marketing plans;

(2) Assist in the preparation and distribution of sales and advertising materials for One Group;

(3) Provide information, including nonpublic personal information, about the customers of BOSC, One Group and TOGSC for the purpose of marketing the products and services of One Group; and

(4) Render advice and answer inquiries concerning the marketing of One Group products and services.



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